PubMatic v. Google

FREQUENTLY ASKED QUESTIONS

1.What are the potential damages if PubMatic prevails in this lawsuit?
•Our complaint states PubMatic’s expectation that awardable damages in this case, once trebled pursuant to relevant antitrust laws, could reach into the billions of dollars.
•We are unable to quantify the full extent of the damages at this stage since discovery has not yet commenced.
•Some key factors that are relevant to assessing overall damages include:
i.PubMatic’s market share if not for Google’s anticompetitive actions.
ii.The time period and illegal actions for which the court determines PubMatic may be compensated.
iii.An estimate of the lost profits that the Court will determine should be due to PubMatic.
iv.Trebling of the estimate of the awardable lost profits to PubMatic.
•In terms of estimating lost profits, as we’ve discussed on our earnings calls, we estimate that every 1% market share shift to PubMatic would represent approximately $50-75 million in annual net revenue, of which we expect 80%+ would flow through to EBITDA.
2.How does this litigation impact PubMatic’s strategy and business operations?
•There is no impact to our strategy – PubMatic remains focused on accelerating stronger, sustainable growth to deliver results for publishers and advertisers through performance, transparency and innovation.
•PubMatic’s day-to-day operations will not be impacted by this litigation.
3.What would you do with the damages received from this lawsuit?
•No determination has been made at this time. We are focused on driving revenue growth and as we continue to innovate, we expect there will be valuable options for us to invest alongside other opportunities to increase shareholder value.
4.Why do you expect that the majority of the incremental revenue from a market share shift would flow through to EBITDA?
•Over the course of more than a decade, we have built a global private cloud infrastructure that was purpose built for real time, data intensive digital advertising. We own and operate this infrastructure which is highly efficient and enables us to achieve significant cost leverage.
•Because we are already working with and incurring the costs of processing ad impressions for the majority of Google’s third-party publishers we do not anticipate significant marginal costs when we win more auctions in a more fair and competitive market.

5.Over what period are you seeking damages? How does the statute of limitations affect your claims?
•The typical statute of limitations for antitrust violations goes back four years. However, when the government files suit against a company in relation to the same antitrust issues, the statute of limitations is paused. Since the government case that we are relying on was filed in January 2023, this allows us to seek recovery going back at least as far as January 2019.
•However, in certain situations, the Court can decide to extend the statute of limitations. Our complaint addresses this directly. For example, where there is evidence that a monopolist concealed its wrongdoing from the people who it harmed, the Court can choose to give those people more time to seek compensation for that harm.
•In our complaint, we are alleging that Google fraudulently concealed at least Project Poirot, understood to have been deployed by Google several years earlier, which may extend our statute of limitations in certain ways. In addition, we may learn of additional concealed misconduct through discovery in the case that could also extend our statute of limitations.
6.What is the anticipated cost of this litigation to PubMatic?
•While we cannot be sure of the full litigation cost at this juncture, we believe we are well positioned to bear the cost in the short- and long-term. As part of the litigation, we are asking for Google to cover attorneys’ fees incurred.
•In Q3, we anticipate limited incremental costs.As a reminder, based on the ongoing favorable revenue mix and focus on efficiency we are confident that our underlying profitability and cash generation enables us to incur these litigation costs without undermining our ability to continue investing for growth.
7.What is the anticipated timeline for this litigation? Will it be impacted by the timing of the DOJ lawsuit / remedies trial?
•Our litigation is occurring independent of the DOJ remedies trial.
•We cannot currently estimate how long this process will take, but we hope to move forward as expeditiously as possible.

8.How does this lawsuit relate to or differ from the DOJ’s adtech antitrust case against Google?
•PubMatic’s litigation uses the facts established by the DOJ and confirmed by the Honorable Leonie Brinkema in the DOJ’s antitrust case. It will also rely on additional facts and evidence, including PubMatic financial data indicating the extent of the harm to PubMatic.

•The DOJ’s antitrust case established that Google unlawfully acted as a monopolist, and the remedies phase of that prior case is expected to commence on September 22. That case did not address or seek to compensate industry players harmed by Google’s illegal actions. This aspect of the case is being left to the individual companies to pursue.
9.Why is PubMatic filing this complaint now?
•The recent antitrust ruling against Google in April 2025 laid a legal and factual foundation that supports a legal action by PubMatic as the Court found that Google had unlawfully monopolized the publisher ad server and ad exchange markets for open-web display advertising and had engaged in illegal tying arrangements that “depriv[ed] rivals of the ability to compete.”
•PubMatic, as a direct competitor that has been impacted by this conduct, is now taking action to seek redress for the harm we have suffered.
10.How would the potential outcome of the litigation impact your business?
•Our complaint states that the facts of Google’s actions are not in dispute – the Court already found that Google is liable for violations of antitrust law. We believe our case has strong merit based on the court's prior findings.
•Litigation outcomes are inherently uncertain and subject to various risks and factors beyond our control, including potential appeal of the Brinkema order by Google.
•Regardless of the outcome of this litigation, we are confident in the strength of our business, our commitment to innovation and the value we provide to our customers and shareholders.
11. Is PubMatic pursuing this litigation solely to drive growth?
•Not at all. We believe the platform we’ve built – one that gives buyers and publishers choice and independence – uniquely positions us to meet the needs of today’s digital advertising ecosystem. PubMatic is bringing this litigation based on the merits of the case exclusively.
•It is also important to keep in mind that in addition to seeking to restore a fair and competitive market now and in the future, this complaint aims to seek compensation for the harm caused by Google’s proven anticompetitive behavior that impeded PubMatic’s ability to grow and compete.
•Even without litigation, PubMatic is positioned for long-term growth – this case seeks to unlock incremental opportunities by removing artificial, anticompetitive barriers.
12.What does this mean for PubMatic’s relationship with Google going forward? Will customers continue to have access to Google’s demand through PubMatic? Are you worried about retaliation from Google?
•PubMatic maintains its business relationship with Google as a demand partner and views this legal action as completely separate from this day-to-day relationship.

•We expect that Google demand, including from DV360 and GAM, will continue to flow through our pipes uninterrupted and expect no impact to publisher integrations that leverage Google’s ad server.
•We recognize that this litigation creates the potential for Google to retaliate against PubMatic. However, we do not believe Google will take further anticompetitive actions in this context. The fact that PubMatic is bringing the litigation despite this potential speaks to the strength of PubMatic’s case and the import of the litigation.
13.Is your lawsuit or damages claims precluded by the statute of limitations, given the timing of some of Google’s actions?
•Applying the statute of limitations will ultimately be a decision for the court, but we do not believe our damages claims are precluded by the statute of limitations. There is a section in our complaint that addresses this directly.
•The general statute of limitations for federal antitrust claims is four years. That said, if the U.S. government files a related antitrust suit, that statute of limitations is paused. Because the U.S. government filed its related suit in January 2023, our complaint argues that we are entitled to seek damages related to Google’s bad acts going back to at least January 2019.
•In addition, courts may further pause statutes of limitations in circumstances where the bad actor has fraudulently concealed its bad acts. We have alleged such circumstances here, which we believe will allow us to seek damages for additional bad acts dating well before January 2019.
14.How will your lawsuit be impacted if Google appeals the Court’s ruling from earlier this year?
•There is a possibility that our case could be stayed (which effectively means 'paused' in legal-speak) pending full resolution of the DOJ case, including any appeals.
•Additionally, as our case seeks to rely on rulings from the prior case, any successful appeal that overturned those rulings could negatively impact our case.
15.How could Judge Mehta’s ruling on remedies in the Google search trial impact your complaint?
•Judge Mehta, in his ruling, indicated that the remedies in the Google search trial should not continue to harm or increase the harm that Google has already brought on third parties.
•Our litigation is aligned with that indication from Judge Mehta.

Forward-Looking Statements

Certain statements in these Frequently Asked Questions are or may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s action against Google, the purpose and reason for the action, any anticipated damages related to the action, the costs to the Company related to the action, the outcome of the action, the risks placed upon the Company in connection with the action, and the timing of the action. Forward-looking statements can generally be identified by words such as “anticipate,” “believe,” “could,” “develop,” “expect,” “opportunity,” “pursue,” “seek,” “will,” and similar expressions. These statements are based on management’s current views and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements, including the uncertainty of the outcome of the action against Google and any damages or amounts received in connection with the action, if any, and the uncertainty of the costs associated with and timing of litigation, in general. For a discussion of some of the additional risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, our quarterly reports on Form 10-Q, the Company’s Current Report on Form 8-K filed September 8, 2025, and our other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. There is no guarantee that any of the events anticipated by the Company’s forward-looking statements will occur. Except to the extent required by law, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

As of September 8, 2025